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                                                                     EXHIBIT 3.6

                                                    STATE OF DELAWARE
                                                    SECRETARY OF STATE
                                                 DIVISION OF CORPORATIONS
                                                FILED 09:00 AM 08/28/1997
                                                   971288485 - 2785964

                          CERTIFICATE OF INCORPORATION
                                       OF
                               LPA SERVICES, INC.

     The undersigned, in order to form a corporation pursuant to the General Corporation Law of the State of Delaware, certifies:

     FIRST: NAME. The name of the corporation is LPA Services, Inc. (the "Corporation").

     SECOND: REGISTERED OFFICE; AGENT. The Registered Office of the Corporation in the State of Delaware is located at 1013 Centre Road, city of Wilmington, County of New Castle. The name of its Registered Agent at such address is Corporation Service Company.

     THIRD: PURPOSE. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as presently in effect or as it may hereafter be amended.

     FOURTH: CAPITALIZATION. The total number of shares of stock which the Corporation shall have authority to issue is One Thousand (1,000). All such shares are to be common stock, par value of $.01 per share (the "Common Stock") and there shall be no preferences, qualifications, limitations or restrictions whatsoever, nor any special or relative rights in respect of the shares except as may be provided herein.

     FIFTH: INCORPORATOR. The name and mailing address of the incorporator are Lynn R. Marasco, c/o Shook, Hardy & Bacon L.L.P., One Kansas City Place, 1200 Main Street, Suite 3100, Kansas City, Missouri 64105.

     SIXTH: DIRECTORS. The affairs and business of the Corporation shall be managed and conducted by the Board of Directors in accordance with the Bylaws. The Directors shall elect the Officers of the Corporation in the manner provided in the Bylaws. The number of Directors shall be determined in the manner provided in the Bylaws; the initial number of Directors shall be three (3). Election of Directors of the Corporation need not be by written ballot unless the Bylaws so provide. The names of the initial Directors of the Corporation, whose terms as Directors shall commence upon the filing of this Certificate of Incorporation with the Delaware Secretary of State are as follows:

          James R. Kahl
          Phillip M. Kane
          Peggy A. Ford

     SEVENTH: BYLAWS. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is authorized and

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empowered to make, alter, amend and repeal the Bylaws of the Corporation in any manner not inconsistent with the laws of the State of Delaware.

     EIGHTH: INDEMNIFICATION. The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware as presently in effect or as it may hereafter be amended, indemnify all persons whom it may indemnify pursuant thereto and advance expenses of litigation to Directors and Officers in accordance with Section 145 of the General Corporation Law of the State of Delaware.

     NINTH: DIRECTOR LIABILITY. To the fullest extent permitted by the General Corporation Law of the State of Delaware as presently in effect or as it may hereafter be amended, a Director of the Corporation shall not be liable to the Corporation or its stockholders (the "Stockholders") for monetary damages for breach of fiduciary duty as a Director.

     TENTH: COMPROMISES OR ARRANGEMENTS WITH CREDITORS OR
STOCKHOLDERS. Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its Stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or Stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under
Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under
Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the Stockholders or class of Stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the Stockholders or class of Stockholders of the Corporation, as the case may be agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and or on all the Stockholders or class of Stockholders, of the Corporation, as the case may be, and also on the Corporation.

     ELEVENTH: AMENDMENT OF CERTIFICATE. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on Stockholders, Directors and Officers are subject to this reserved power.

     IN WITNESS WHEREOF, I have executed, signed and acknowledged this Certificate of Incorporation on this 28th day of August, 1997.

                                                  /s/ LYNN R. MARASCO
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                                            Lynn R. Marasco, Sole Incorporator

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